Exhibit 10.38

September 23, 2005

Mr. John Villas

8116 W 109th Street Circle

Bloomington, MN 55438

Dear John:

On March 21, 2005 Mykrolis Corporation (“Mykrolis”) and Entegris, Inc. (“Old Entegris”) announced that there will be a merger of equals transaction (the “Merger”) among Mykrolis, Old Entegris and Eagle DE, Inc., a new Delaware wholly owned subsidiary of Old Entegris with Eagle DE, Inc., to be called Entegris, Inc. (“new Entegris”) as the surviving corporation. As you know this transaction has now been completed. I want to advise you as to your role in the combined enterprise and the incentive compensation package that new Entegris is offering to you. We believe that the combination of the Mykrolis and Entegris organizations will create exciting, dynamic, growth oriented opportunities for the stockholders and employees of both companies. For this reason we have developed an incentive compensation package for you designed to encourage you to work aggressively towards the successful integration of the two enterprises into a single world class company with performance that makes it a “must-own stock” for investors. I hope the integration of the two businesses will be a smooth process and that you will become a major contributor to the success and growth of the combined enterprise and that in turn your experience as a member of the new Entegris team will be personally rewarding and serve you well in the future.

The provisions of this letter and your employment relationship with new Entegris will be subject to the contingencies set forth in paragraph 7 below.

1. Duties, Title and Salary. The Board of Directors of new Entegris has approved the following position, duties, and compensation for your employment with new Entegris:

Title:	Senior Vice President & Chief Financial Officer; Treasurer

Duties:	Worldwide financial and accounting operations

Reporting Point:	President & CEO

Base Salary:	$229,772

Incentive Plan:	You will be entitled to participate in the new Entegris management variable incentive compensation plan at a level commensurate with your position with new Entegris. It is anticipated that this plan will commence September 1, 2005. Details of this plan will be communicated to you in the near future.

Equity Incentive:	Upon the effectiveness of the merger, but subject to the approval of the Board of Directors of new Entegris, new Entegris will award you 100,000 shares of restricted stock in new Entegris. The restrictions will lapse with respect to 37.5% of this award on December 31, 2005; an additional 5.21% on the last business day of each of the twelve fiscal quarters of new Entegris commencing with the first calendar quarter of 2006. Prior to the time that restrictions lapse, the restricted stock will be non-transferable and will be subject to the risk of forfeiture if your employment with new Entegris terminates. This award will be subject to the terms of the new Entegris standard restricted stock award agreement.

Planning Bonus:	As part of the planning committee you are eligible to receive a one time planning bonus in the amount of 30% of your pro rated annual base salary during the period from March 1, 2005 through June 30, 2005.

Execution Bonus:	Upon successful and timely completion of integration milestones you will also be eligible to receive a one time bonus in the amount and in accordance with the Project Completion Bonus Incentive guidelines and a supplemental letter to be provided to you.

During your employment by new Entegris, you agree to devote your entire assigned working time to your duties at new Entegris and to comply with the new Entegris code of business ethics and with all company policies. You will shortly be provided with a new Entegris employee document package containing employee forms and agreements, which you will be required to promptly complete, sign and return.

2. At-Will Employment, etc. While it is our sincere hope and belief that our relationship will be a long one, your employment relationship with new Entegris will be “at-will.” This means your employment is not for any specific period of time and can be terminated by you or new Entegris at any time, with or without cause or advance notice. In addition, new Entegris will reserve the right to modify your position or duties to meet business needs. Any change to the at-will employment relationship must be by a specific, written agreement signed by you and by a senior executive officer of new Entegris.

3. Prior Employer Service Credit. For purposes of benefit eligibility, vesting, vacation and sick pay accruals for your employment with new Entegris, you will receive service credit based on your prior service with Old Entegris.

4. Change of Control Agreement. Upon the effectiveness of the Merger and as a condition to the equity incentive award described above, you will be required to enter into an executive change of control agreement with new Entegris in replacement and cancellation of your current Executive Termination Agreement with old Entegris. This agreement will generally provide for severance benefits and accelerated vesting of stock option and restricted stock awards in the event that your employment with new Entegris is terminated during a period of two years following a change of control. The severance benefit will generally be equal to two years base salary plus variable compensation at the highest level during the three years prior to any change of control termination of employment. This agreement will also contain a two-year non-competition clause.

5. Benefits. As a new Entegris employee, you will be entitled to participate in all benefits that new Entegris provides its U.S. employees, subject to the eligibility requirements set forth in new Entegris’s benefit plans and/or policies. New Entegris will reserve the right to change or eliminate the benefits it provides to all employees on a prospective basis at any time. Due to administrative complexities arising out of the post Merger integration of benefit systems, however, there may be certain benefits in which you will not be immediately eligible to participate. To minimize any disruption, your existing benefits will be continued during this interim integration period. Upon becoming a new Entegris employee, you will be eligible for paid holidays pursuant to new Entegris’s holiday schedule, which will be determined at the beginning of each calendar year.

6. 401(k) Savings & Investment Plan. It is expected that new Entegris will offer a 401(k) plan with provisions substantially similar to those of the current 401(k) plan of the Old Entegris. It is also expected that you will be eligible to roll your distribution from the Old Entegris 401(k) plan into the new Entegris 401(k) plan in accordance with its provisions if you wish to do so. Generally, we expect that the new Entegris 401(k) plan will be a combined discretionary employer retirement contribution plan with a target contribution level determined in the discretion of the new Entegris Board of Directors and a 401(k) plan, which will generally provide for an employer match for employee contributions (currently at the rate of 100% of employee qualifying contributions up to 3% of compensation and 50% of employee qualifying contributions up to the next 2% of compensation), however, specific provisions of the new Entegris plan will be finalized in the coming weeks.

7. Contingencies. This offer is contingent upon the following:

(a)	Signing a standard new Entegris Employee Agreement; and

(b)	Compliance with federal I-9 requirements (to the extent not already satisfied in connection with your employment with the Company).

This letter, is intended to outline the general terms of your employment with new Entegris and represents an offer of employment with respect to the matters covered by paragraphs 1 through 4 but reflects merely our current thinking concerning the matters discussed in paragraphs 5 and 6, which may be subject to adjustment as we proceed further with the integration planning.

To indicate your acceptance of this contingent offer on the terms and conditions set forth in this letter, please sign and date this letter in the space provided below and return it promptly to the Senior V.P. & General Counsel of Entegris.

We hope your employment with new Entegris will prove mutually rewarding, and we look forward to having you join us. If you have any questions, please contact the Senior VP & General Counsel for new Entegris.

Very truly yours,

Entegris, Inc.

/s/ Gideon Argov
Gideon Argov, President & Chief Executive Officer

I have read this letter in its entirety and agree to the terms and conditions of employment outlined herein. I understand and agree that this offer of employment is contingent on the factors identified in this letter and that my employment will be at-will.

10•21•05	/s/ John Villas
Date	Signature

John Villas
Printed Name